SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2020

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WBA	The Nasdaq Stock Market LLC
2.875% Walgreens Boots Alliance, Inc. notes due 2020	WBA20	The Nasdaq Stock Market LLC
3.600% Walgreens Boots Alliance, Inc. notes due 2025	WBA25	The Nasdaq Stock Market LLC
2.125% Walgreens Boots Alliance, Inc. notes due 2026	WBA26	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Revolving Credit Agreement with HSBC Bank plc

On April 7, 2020 (the “HSBC Effective Date”), Walgreens Boots Alliance, Inc. (the “Company”) entered into a revolving credit agreement (the “HSBC Credit Agreement”) with the lenders from time to time party thereto and HSBC Bank plc (“HSBC”), as administrative agent.

The HSBC Credit Agreement includes a $500 million senior unsecured revolving credit facility (the “HSBC Facility”). The HSBC Facility’s termination date is the earlier of (a) 364-days from the HSBC Effective Date and (b) the date of termination in whole of the aggregate amount of the commitments pursuant to the HSBC Credit Agreement.

The Company and WBA Financial Services Limited, a private limited company incorporated under the laws of England and Wales (“WBAFSL”; and together with the Company, the “Borrowers”), will be the borrowers under the HSBC Credit Agreement. Subject to the terms of the HSBC Credit Agreement, the Borrowers may borrow, repay and reborrow amounts borrowed under the HSBC Facility while the commitments thereunder are in effect. The ability of the Borrowers to request each loan under the HSBC Facility from time to time after the HSBC Effective Date is subject to the satisfaction (or waiver) of certain customary conditions set forth therein. Loans under the HSBC Credit Agreement will be available in U.S. dollars, British Pound Sterling and Euro. Pursuant to the terms of the HSBC Credit Agreement, the Company will provide a guarantee (the “Parent Guarantee”) of any obligations of WBAFSL under the HSBC Credit Agreement.

Borrowings under the HSBC Credit Agreement will bear interest at a fluctuating rate per annum equal to, at the Company’s option, the Eurocurrency Rate or the Alternate Base Rate (each as defined in the HSBC Credit Agreement), in each case, plus an applicable margin of 1.50% in the case of Eurocurrency Rate loans and 0.00% in the case of Alternate Base Rate loans. In addition, the Company has agreed to pay to the lenders under the HSBC Credit Agreement certain customary fees, including an upfront fee and an unused commitment fee.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the HSBC Credit Agreement are permissible, in each case, without penalty, subject to certain conditions pertaining to minimum notice and minimum reduction amounts as described in the HSBC Credit Agreement.

The HSBC Credit Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type and substantially consistent with those of the Company’s existing revolving credit agreement, dated as of August 30, 2019, among the Company, the lenders from time to time party thereto and HSBC Bank USA, N.A., as administrative agent. The HSBC Credit Agreement includes a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first full quarter ending after the HSBC Effective Date, the ratio of Consolidated Debt to Total Capitalization (as those terms are defined in the HSBC Credit Agreement) shall not be greater than 0.60:1.00; provided that such ratio is subject to increase in certain circumstances set forth in the HSBC Credit Agreement.

The HSBC Credit Agreement also contains various events of default (subject to certain grace periods, to the extent applicable), including, events of default for the nonpayment of principal, interest or fees, breach of covenants; payment defaults on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; certain unfunded liabilities under employee benefit plans; certain unsatisfied judgments; certain ERISA violations; the invalidity or unenforceability of the HSBC Credit Agreement or any note issued in accordance therewith; and invalidity of the Parent Guarantee.

The foregoing description of the HSBC Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the HSBC Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The lenders under the HSBC Credit Agreement and/or their affiliates may have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1

Revolving Credit Agreement, dated as of April 7, 2020, by and among Walgreens Boots Alliance, Inc., WBA Financial Services Limited, the lenders from time to time party thereto and HSBC Bank plc, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: April 7, 2020	By:	/s/ Heather Dixon
	Title:	Global Controller and Chief Accounting Officer